Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2020 Third Quarter Results

Oxford, CT – February 4, 2020 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2020.

Key Highlights

-	Net sales of $177.0 million up 3.2% compared to the prior year quarter and up 3.6% organically
-	Adjusted fully diluted EPS of $1.22 up from $1.15 in the third quarter last year
-	Backlog of $477.7 million up 11.6% year over year

Third Quarter Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$177.0		$171.5		3.2%
Gross margin	$70.7	$70.9	$68.1	$68.1	3.8%	4.1%
Gross margin %	39.9%	40.1%	39.7%	39.7%
Operating income	$37.5	$37.8	$19.8	$36.6	88.9%	3.2%
Operating income %	21.2%	21.4%	11.6%	21.4%
Net income	$30.5	$30.4	$16.2	$28.5	88.6%	6.7%
Diluted EPS	$1.22	$1.22	$0.65	$1.15	87.7%	6.1%

(1) Results exclude items in reconciliation below.

Nine Month Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$541.6		$520.4		4.1%
Gross margin	$212.5	$212.8	$203.7	$203.7	4.3%	4.5%
Gross margin %	39.2%	39.3%	39.1%	39.1%
Operating income	$113.3	$114.7	$91.7	$108.5	23.5%	5.7%
Operating income %	20.9%	21.2%	17.6%	20.9%
Net income	$92.3	$93.3	$73.8	$86.8	25.1%	7.4%
Diluted EPS	$3.71	$3.75	$2.99	$3.52	24.1%	6.5%

(1) Results exclude items in reconciliation below.

“Our operational performance was in line with our expectations for the third quarter. The aerospace markets continue to grow organically at double-digit levels, driven by additional manufacturing capacity and contracts now converting to revenues,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “While the industrial markets remain challenged, we have new contracts coming onto existing accounts, which will help increase industrial volumes throughout the calendar year.”

Third Quarter Results

Net sales for the third quarter of fiscal 2020 were $177.0 million, an increase of 3.2% from $171.5 million in the third quarter of fiscal 2019, and organic net sales increased 3.6% year over year. Net sales for the aerospace markets increased 9.9% in total and 13.0% on an organic basis. Industrial market sales declined 7.5%, 11.0% on an organic basis. Gross margin for the third quarter of fiscal 2020 was $70.7 million compared to $68.1 million for the same period last year. Excluding $0.2 million of inventory purchase accounting adjustments related to the acquisition of Swiss Tool, adjusted gross margin as a percentage of net sales was 40.1% in the third quarter of fiscal 2020 compared to 39.7% for the same period last year.

SG&A for the third quarter of fiscal 2020 was $30.7 million, an increase of $1.6 million from $29.1 million for the same period last year. The increase was primarily due to $1.2 million of additional share-based stock compensation costs and additional personnel-related costs of $0.4 million. As a percentage of net sales, SG&A was 17.4% for the third quarter of fiscal 2020 compared to 17.0% for the same period last year.

Other operating expenses for the third quarter of fiscal 2020 totaled $2.5 million compared to $19.1 million for the same period last year. For the third quarter of fiscal 2020, other operating expenses consisted primarily of $2.5 million of amortization of intangible assets. For the third quarter of fiscal 2019, other operating expenses were comprised mainly of $16.8 million of expenses related to the sale of the Miami division and $2.4 million in amortization of intangible assets offset by $0.1 million of other income.

Operating income for the third quarter of fiscal 2020 was $37.5 million compared to operating income of $19.8 million for the same period last year. Excluding $0.2 million of inventory purchase accounting adjustments related to the acquisition of Swiss Tool and other restructuring charges of $0.1 million, adjusted operating income for the third quarter of fiscal 2020 was $37.8 million. Excluding costs associated with the sale of our Miami division in the third quarter of fiscal 2019, adjusted operating income was $36.6 million. Adjusted operating income as a percentage of net sales was 21.4% for the third quarter of fiscal 2020 compared to 21.4% for the same period last year. Through the third quarter of fiscal 2020, year to date adjusted operating income as a percentage of net sales was 21.2% compared to 20.9% for the same period last year.

Interest expense, net was $0.5 million for the third quarter of fiscal 2020 compared to $1.2 million for the same period last year.

Income tax expense for the third quarter of fiscal 2020 was $6.3 million compared to $2.8 million for the same period last year. The effective income tax rate for the third quarter of fiscal 2020 was 17.0% compared to 15.0% for the same period last year. The current quarter income tax expense included approximately $0.9 million of benefit from share-based stock compensation and $0.6 million of discrete tax benefit due to a decrease in reserves for unrecognized tax positions pertaining primarily to the statute of limitations expiration. Income tax expense for the same period last year was impacted by $4.0 million of benefit associated with the sale of the Miami division, $1.5 million of discrete tax benefit due to a decrease in the reserves for unrecognized tax positions pertaining primarily to the statute of limitations expiration of items associated with the consolidation and restructuring of the company’s UK manufacturing facility and $0.6 million of benefit associated with share-based stock compensation offset by $0.9 million of tax withholding associated with the repatriation of cash from our foreign operations.

Net income for the third quarter of fiscal 2020 was $30.5 million compared to $16.2 million for the same period last year. On an adjusted basis, net income was $30.4 million for the third quarter of fiscal 2020 compared to $28.5 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2020 was $1.22 per share compared to $0.65 per share for the same period last year. On an adjusted basis, diluted EPS for the third quarter of fiscal 2020 was $1.22 per share compared to an adjusted diluted EPS of $1.15 per share for the same period last year, an increase of 6.1%.

Backlog as of December 28, 2019 was $477.7 million compared to $428.2 million as of December 29, 2018.

Boeing 737 MAX Exposure

The Company supplies precision bearings and components to Boeing and Boeing’s Vendor Base for the manufacturing of the 737 Max aircraft. Our current content for both the airframe and engines is approximately one hundred twenty thousand dollars per plane and will approach one hundred sixty thousand dollars per plane as new contracts mature.

Outlook for the Fourth Quarter Fiscal 2020

The Company expects net sales to be approximately $187.0 million to $191.0 million in the fourth quarter of fiscal 2020. This would result in a growth rate of 2.7% to 4.9% on a year-over-year basis and 1.3% to 3.5% excluding $2.4 million of sales associated with Swiss Tool, which the Company acquired in the second quarter of fiscal 2020.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 6055225. An audio replay of the call will be available from 1:45 p.m. ET February 4, 2020 until 12:45 p.m. ET February 11, 2020. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 6055225. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Ernest Hawkins

203-267-5010

Ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net sales	$177,019	$171,453	$541,618	$520,354
Cost of sales	106,308	103,326	329,099	316,669
Gross margin	70,711	68,127	212,519	203,685

Operating expenses:
Selling, general and administrative	30,719	29,142	91,580	88,043
Other, net	2,526	19,147	7,674	23,922
Total operating expenses	33,245	48,289	99,254	111,965

Operating income	37,466	19,838	113,265	91,720

Interest expense, net	466	1,197	1,486	4,354
Other non-operating expense (income)	217	(386)	581	984
Income before income taxes	36,783	19,027	111,198	86,382
Provision for income taxes	6,268	2,849	18,914	12,626
Net income	$30,515	$16,178	$92,284	$73,756

Net income per common share:
Basic	$1.24	$0.66	$3.75	$3.03
Diluted	$1.22	$0.65	$3.71	$2.99

Weighted average common shares:
Basic	24,699,461	24,457,555	24,595,179	24,308,029
Diluted	24,981,480	24,800,647	24,898,635	24,693,015

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 28,	December 29,	December 28,	December 29,
Adjusted Gross Margin:	2019	2018	2019	2018
Reported gross margin	$70,711	$68,127	$212,519	$203,685
Inventory purchase accounting adjustment	187	-	271	-
Adjusted gross margin	$70,898	$68,127	$212,790	$203,685

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 28,	December 29,	December 28,	December 29,
Adjusted Operating Income:	2019	2018	2019	2018
Reported operating income	$37,466	$19,838	$113,265	$91,720
Net loss on sale of Miami division	-	16,802	-	16,802
Inventory purchase accounting adjustment	187	-	271	-
Acquisition costs	-	-	901	-
Integration and restructuring	147	-	231	-
Adjusted operating income	$37,800	$36,640	$114,668	$108,522

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 28,	December 29,	December 28,	December 29,
Adjusted Net Income Per Common Share:	2019	2018	2019	2018
Reported net income	$30,515	$16,178	$92,284	$73,756
Net loss on sale of Miami division (1)	-	12,754	-	12,754
Loss on extinguishment of long-term debt (1)	-	-	-	815
Withholding tax associated with repatriation of cash	-	943	-	943
Inventory purchase accounting adjustment (1)	155	-	227	-
Acquisition costs (1)	-		769	-
Integration and restructuring (1)	122	-	194	-
Foreign exchange translation loss (gain) (1)	161	(58)	509	(48)
Discrete and other tax reserve loss (benefit)	(567)	(1,347)	(718)	(1,420)
Adjusted net income	$30,386	$28,470	$93,265	$86,800
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.23	$1.16	$3.79	$3.57
Diluted	$1.22	$1.15	$3.75	$3.52

Weighted average common shares:
Basic	24,699,461	24,457,555	24,595,179	24,308,029
Diluted	24,981,480	24,800,647	24,898,635	24,693,015

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Segment Data, Net External Sales:	2019	2018	2019	2018
Plain bearings segment	$86,876	$79,306	$264,372	$235,311
Roller bearings segment	31,829	34,841	101,273	107,711
Ball bearings segment	18,475	16,720	53,609	52,832
Engineered products segment	39,839	40,586	122,364	124,500
	$177,019	$171,453	$541,618	$520,354

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Selected Financial Data:	2019	2018	2019	2018
Depreciation and amortization	$7,953	$7,310	$23,275	$22,262

Share-based stock compensation expense	5,135	3,904	14,996	11,709

Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$50,888	$47,854	$152,939	$142,493

Cash provided by operating activities	$46,577	$21,148	$111,195	$79,013

Capital expenditures	$7,346	$11,459	$27,562	$29,205

Total debt			$22,809	$114,551

Cash and short-term investments			$60,328	$81,697

Repurchase of common stock			$11,548	$4,711

Backlog			$477,702	$428,231

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Reconciliation of Total Net Sales to Organic Sales:	2019	2018	2019	2018
Net sales	$177,019	$171,453	$541,618	$520,354
Miami division - divestiture	-	(2,921)	-	(11,308)
Swiss Tool - acquisition	(2,353)	-	(3,813)	-
Organic net sales	$174,666	$168,532	$537,805	$509,046

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Reconciliation of Aerospace Net Sales to Organic Sales:	2019	2018	2019	2018
Net sales	$116,146	$105,679	$349,849	$316,680
Miami division - divestiture	-	(2,921)	-	(11,308)
Organic net sales	$116,146	$102,758	$349,849	$305,372

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Reconciliation of Industrial Net Sales to Organic Sales:	2019	2018	2019	2018
Net sales	$60,873	$65,774	$191,769	$203,674
Swiss Tool - acquisition	(2,353)	-	(3,813)	-
Organic net sales	$58,520	$65,774	$187,956	$203,674